EXHIBIT 5.1

                       [DECHERT PRICE & RHOADS LETTERHEAD]


                               September 23, 1999



Royster-Clark, Inc.
10 Rockefeller Plaza - Suite 1120
New York, NY 10020

     Re: Registration Statement on Form S-4
         ----------------------------------

Dear Gentlemen and Ladies:


     We have acted as special counsel to Royster-Clark, Inc., a Delaware corporation (the "Company"); Royster-Clark Group, Inc., a Delaware corporation; Royster-Clark AgriBusiness, Inc., a Delaware corporation; Royster-Clark Nitrogen, Inc., a Delaware corporation; Royster-Clark Resources LLC, a Delaware limited liability company; Royster-Clark Realty LLC, a Delaware limited liability company; and Royster-Clark AgriBusiness Realty LLC, a Delaware limited liability company (collectively, the "Guarantors") in connection with the filing of the Registration Statement (the "Registration Statement") on Form S-4 (Registration No. 333-81235) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance of up to $200 million aggregate principal amount of 10 1/4% First Mortgage Notes due 2009 (the "Exchange Notes") of the Company and the guarantee thereof (the "Exchange Guaranties") by each of the Guarantors. The Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding 10 1/4% First Mortgage Notes due 2009 (the "Existing Notes" and together with the Exchange Notes, the "Notes") and the Guarantors' guaranties thereof pursuant to the Registration Rights Agreement dated April 22, 1999 among the Company, the Guarantors, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc. The Exchange Notes are to be issued pursuant to the terms of an Indenture, filed as Exhibit 4.01 to the Registration Statement (the "Indenture"), among the Company, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended.


     We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry which we have deemed advisable for the rendering of the opinions set forth below. In making our examination, we have assumed the


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Royster-Clark, Inc.
September 23, 1999
Page 2



genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

     To the extent that it may be relevant to the opinion expressed herein, we have assumed, for purposes of the opinions expressed herein, that (i) the Trustee has the power and authority to enter into and perform the Indenture and
(ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its term. Based on the foregoing, it is our opinion that:

     1. The Exchange Notes have been duly authorized by the Company, and when the Registration Statement has been declared effective, when the Exchange Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and when the Exchange Notes have been issued and delivered against the exchange of the Existing Notes in accordance with the terms set forth in the Prospectus included in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

     2. The Exchange Guaranties have been duly authorized by the respective Guarantors, and when the Registration Statement has been declared effective, when the Exchange Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and when the Exchange Notes have been issued and delivered against the exchange of the Existing Notes in accordance with the terms set forth in the Prospectus included in the Registration Statement, the Exchange Guaranties will constitute the legal, valid and binding obligations of the respective Guarantors, enforceable against the respective Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.


     The opinions expressed herein are limited to the laws of the United States of America, the State of New York and the Delaware General Corporation Law, and we express no opinion concerning any other laws.


     The opinions expressed herein are rendered for your benefit in connection with the transaction contemplated herein. The opinions expressed herein may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name in the Prospectus contained therein under the caption


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Royster-Clark, Inc.
September 23, 1999
Page 3


"Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                                            Very truly yours,


                                            /s/ Dechert Price & Rhoads